Exhibit 99.1

FOR IMMEDIATE RELEASE	NR13-08

DYNEGY PRICES SEVEN-YEAR TERM LOANS

HOUSTON (April 16, 2013) — Dynegy Inc. (NYSE:DYN) announced today that it has completed the pricing and allocation of two new, seven-year term loans totaling $1.3 billion, the proceeds of which will be used to refinance existing indebtedness at its Dynegy Power, LLC (GasCo) and Dynegy Midwest Generation, LLC (CoalCo) subsidiaries. The financing includes an $800 million tranche and a $500 million tranche, the latter of which Dynegy intends to refinance through the issuance of new senior unsecured notes during 2013. The interest rate for both term loans, which mature in 2020, is LIBOR plus 300 basis points with a LIBOR floor of one percent. The loans are being offered below par with an original issue discount of 99.5.

The refinancing is expected to close and fund on or about April 23, 2013 at which time the existing CoalCo and GasCo term loans, with current interest rates of LIBOR plus 775 basis points and a LIBOR floor of one and a half percent, will be repaid.

“The very favorable response to our refinancing has enabled us to significantly reduce the interest rate on our debt, and this, together with nearly $400 million in debt reduction achieved over the past six months and as part of this refinancing, will lead to approximately $100 million in annual cash interest savings going forward,” said Dynegy Chief Financial Officer, Clint C. Freeland.

Credit Suisse, Morgan Stanley, Bank of America Merrill Lynch, Barclays, Deutsche Bank, Goldman Sachs, J.P. Morgan, Royal Bank of Canada and UBS acted as lead arrangers for the Term Loan facilities.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning Dynegy’s: expected closing of the refinancing; use of proceeds; and timing and ability to refinance, if at all, one of the term loans with a senior unsecured note offering. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466